Exhibit 99.1

STATE OF VERMONT
PUBLIC SERVICE BOARD

Docket No. 7627
Petition of Central Vermont Public Service Corporation ("CVPS") for approval of certain amendments to its Alternative Regulation Plan pursuant to 30 V.S.A. § 218d	) ) ) )	Hearings at Montpelier, Vermont January 5-6, 2011

Ordered entered:        3/3/11

ORDER APPROVING AMENDMENTS

PRESENT:	James Volz, Chairman David C. Coen, Board Member John D. Burke, Board Member
APPEARANCES:	Dale A. Rocheleau, Esq. for Central Vermont Public Service Corporation
Morris L. Silver, Esq. for Central Vermont Public Service Corporation
Geoffrey Commons, Esq. for Vermont Department of Public Service

I.   INTRODUCTION

Central Vermont Public Service Corporation ("CVPS" or "the Company") is operating under an Alternative Regulation Plan that the Board originally approved in 2008, and modified in 2009 ("2009 Plan") and 2010 ("Current Plan").1  The Current Plan provides for automatically adjusting rates on a quarterly basis to reflect fluctuating power purchase prices, annual "base rate" adjustments, and mechanisms to cap rate increases associated with non-power costs and to share earnings and losses with ratepayers when warranted.
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1.
Docket 7336, Petition of Central Vermont Public Service Corporation for approval of an Alternative Regulation Plan pursuant to 30 V.S.A. § 218d, Order of 9/30/08; Docket 7336, Order of 2/12/09; Docket 7586, Petition of Central Vermont Public Service Corporation for approval of an amendment to its Alternative Regulation Plan, Order of 10/20/10.

Docket No. 7627	Page 2

In this Order, the Board approves further amendments to the Current Plan that:  extend its duration; (2) alter the methodology for implementing the non-power-cost cap contained in the Current Plan;2 (3) reset CVPS's allowed return on equity ("ROE")3 and (4) remove provisions no longer applicable to the provision of CVPS services.  These amendments are consistent with the terms of a Memorandum of Understanding ("MOU") between CVPS and the Vermont Department of Public Service ("DPS") that was filed with the Public Service Board ("Board") on December 21, 2010,4 except that the Board approves an ROE for CVPS for 2011 of 9.45 percent, rather than the 9.59 percent contained in the MOU.

The MOU also includes provisions related to CVPS's 2011 Base Rate Filing which, at the time the MOU was filed, the Board was reviewing as Tariff Filing No. 8191.  Because the Board has since allowed the Base Rate Filing to go into effect,5 there is no need to rule on those provisions of the MOU in this proceeding.  The Board notes, however, that its decision today regarding CVPS's allowed ROE for 2011, and the fact that CVPS made its full investment in Vermont Electric Power Company, Inc. ("VELCO") and Vermont Transco LLC ("Transco") in 2010 as required by the MOU, will have ramifications for CVPS's current rates that will need to be addressed in Docket 7694, which is an investigation into CVPS's current rates.

The MOU provides that if the Board fails to approve the MOU "substantially in its entirety," the parties' agreements therein will terminate if so requested by either party.6 Therefore, the Board directs CVPS and the DPS to file a notice with the Board, within two weeks of the date of this Order, stating whether they accept the terms of this Order, or whether they wish to continue contested case proceedings on the amendments proposed in the petition, and to otherwise take the case where it lay prior to the parties' settlement.
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2.	The non-power-cost cap limits the non-power-cost increases that can be included in base-rate adjustments.

3.	The Current Plan includes a methodology for calculating CVPS's ROE each year. This methodology is based upon changes in U.S. Treasury yields.

4.	The MOU is admitted into evidence in this proceeding as exh. CVPS-DPS-1.

5.	See, Docket 7694, Investigation into the Rates of Central Vermont Public Service Corporation, Order of 12/29/10 at 3.

6.	Exh. CVPS-DPS-1 at 8.

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If both parties accept the terms of this Order, then the Board will require CVPS to file, within three weeks of the date of this Order, a revised version of the Current Plan that is consistent with the terms of this Order (referred to herein as the "Amended Plan").

II.   PROCEDURAL HISTORY

On July 6, 2010, CVPS filed a petition to modify the 2009 Plan.  Specifically, CVPS asked the Board to approve changes to the 2009 Plan to:

(1)	extend its duration until December 31, 2013;

(2)	alter the methodology for implementing the non-power-cost cap contained in the 2009 Plan by:

•	excluding the impact of ROE adjustments on the cost of service when calculating the non-power-cost cap;

•	varying the size of the productivity adjustment depending upon CVPS's performance relative to a benchmark of comparable utilities; and

•
using a benchmark performance measure similar to that in Green Mountain Power Corporation's alternative regulation plan, except that CVPS's plan would also take into account differences in utilities' transmission and distribution line miles and low customer density;

(3)	reset CVPS's allowed return on equity to 10.22 percent, beginning January 1, 2011; and

(4)
modify the ROE adjustment formula in the Current Plan to reflect CVPS's performance by up to 50 basis points up or down, depending on CVPS's performance compared to the same benchmark group used to adjust the productivity factor in the non-power-cost cap.

CVPS's filing also contained clarifying edits and removed provisions no longer applicable to CVPS's provision of service.  In addition, CVPS's filing reflected further changes to the 2009 Plan that were then under consideration by the Board in Docket 7586.7

On August 19, 2010, Board staff conducted a workshop to discuss the proposed amendments that were not already being considered in Docket 7586.
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7.
In the Board's October 20, 2010, Order in Docket 7586, the Board approved the elimination of a fixed-price power option for customers and the introduction of a "new initiatives" adder. Because the Board has already ruled on these amendments, they are not discussed further in this Order.

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On October 8, 2010, CVPS filed supplemental testimony to respond to questions and issues raised at the workshop.

On November 1, 2010, CVPS filed a request outside of this proceeding for a 7.46 percent increase in its base rates pursuant to the Current Plan, effective beginning with bills rendered January 1, 2011 ("2011 Base Rate Filing").  On that same date, CVPS filed a request outside of this proceeding for an 8.34 percent increase in its base rates that was premised upon the Board approving the modifications to the Current Plan that are the subject of the instant proceeding.

On November 12, 2010, the DPS filed direct testimony.

On December 3, 2010, outside of this proceeding, the DPS recommended that the Board approve CVPS's requested 7.46 percent base rate adjustment under the Current Plan, "except that the increase should be set assuming the full $41 million . . . investment [in Transco] is made in December 2010, consistent with [CVPS's] 2010 Base Rate Filing."8  The DPS's proposal would have had the effect of lowering the rate increase to approximately 6.84 percent.  The DPS observed that CVPS's rates for the last year had been established on the assumption that this investment would be made in December 2010 and that not making it adds approximately $2.8 million to the revenue requirement.

On December 8, 2010, CVPS filed rebuttal testimony.

On December 17, 2010, CVPS filed a letter announcing that CVPS and the DPS had reached a settlement regarding the proposed amendments and CVPS's 2011 Base Rate Filing, which the Board was then reviewing as Tariff No. 8191.

On December 21, 2010, CVPS and the DPS filed an MOU setting forth the parties' agreement.

On December 28, 2010, CVPS filed a proposed amendment to the Current Plan that reflects the settlement contained in the MOU (referred to herein as "Joint Amendment").9

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8.	Letter from Geoffrey Commons, Esq., Special Counsel, DPS, to Susan M. Hudson, Clerk, dated December 3, 2010, Re: Tariff Filing #8191 - CVPS Base Rate Filing, at 2.

9.
The proposed amendments to the Current Plan that reflect the settlement contained in the MOU are admitted into evidence in this proceeding as exh. CVPS-DPS-3. A redline/strikeout comparison of the proposed amendments with the Current Plan is admitted into evidence as exh. CVPS-DPS-2.

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On December 29, 2010, the Board issued an Order allowing CVPS's 2011 Base Rate Filing which conformed to the Current Plan (a rate increase of 7.46 percent), to take effect for bills rendered on and after January 1, 2011.  In the same Order, because of the ongoing issues raised by the MOU and the questions highlighted in the DPS's comments on CVPS's 2011 Base Rate Filing, the Board opened an investigation pursuant to 30 V.S.A. § 227(b) into CVPS's existing rates.  In that Order, the Board stated the investigation would permit the Board to assess whether further adjustment of CVPS's rates would be necessary.10

On January 5-6, 2011, the Board held technical hearings on the MOU.

On February 1, 2011, CVPS filed joint proposed findings and a brief on behalf of itself and the DPS.  CVPS also filed a memorandum regarding the Board's authority to implement the rates contained in the settlement effective January 1, 2011.  Accompanying this filing were CVPS's responses to three record requests made by the Board at the technical hearings.  These are admitted into the record as exh. CVPS-2 (response regarding low-income bill assistance program), exh. CVPS-3 (response regarding long-term plan for retail rate design), and exh. CVPS-4 (response regarding deferral of need to raise equity capital).11

On that same date, the DPS filed a letter regarding the Board's authority to implement the rates contained in the settlement effective January 1, 2011.

III.   FINDINGS

A.  The Current Plan

1. The Current Plan terminates on December 31, 2011, unless otherwise extended. Exh. CVPS-DPS-2 at 2.

2. The Current Plan caps the non-power-cost increases that can be included in base-rate adjustments. The cap is expressed in terms of a formula that increases such costs based on the Consumer Price Index for the Northeast region ("CPI-NE") adjusted for productivity by subtracting one percent.  Keefe pf. at 7; exh. CVPS-DPS-2 at 5.

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10.	See, Docket 7694, Order of 12/29/10.

11.	Any objections to the admission of exhs. CVPS-2, CVPS-3 or CVPS-4 into the evidentiary record in this proceeding should be made in writing to the Board within 10 days of the date of this Order.

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3. The Current Plan contains a formula to adjust the ROE used in the development of rates.  The formula adjusts the ROE at 50 percent of the prior year's basis-point change in 10-year Treasury yield to maturity (i.e., average yield as of the last twenty trading days prior to October 15 before the filing compared with the average yield of the last twenty trading days prior to October 15 of the previous year).  Keefe pf. at 7; exh. CVPS-DPS-2 at 10.

B.  Memorandum of Understanding and Joint Amendment

4. The parties agree that the Current Plan should be extended through December 31, 2013. Exh. CVPS-DPS-2 at 2.

5. The MOU modifies the Current Plan to set CVPS's ROE for 2011 at 9.59 percent. Exh. CVPS-DPS-l at 3; exh. CVPS-DPS-2 at 10.

6. The MOU modifies the Current Plan such that, for 2012, CVPS's ROE adjustment would be based on an ROE of 9.45 percent. CVPS would then adjust the ROE for the ensuing rate year by following the methodology set forth in the Current Plan. For 2013, the allowed ROE would be calculated by applying the existing methodology to the ROE in effect for 2012. Exh. CVPS-DPS-l at 4; exh. CVPS-DPS-2 at 10.

7. Under the terms of the MOU, the Current Plan would be modified so that the calculation of the non-power-cost cap excludes the impact of changes in the ROE. Exh. CVPS-DPS-l at 5; exh. CVPS-DPS-2 at 5.

8. The MOU provides for modifying the Current Plan to include a benchmarking mechanism affecting the non-power-cost cap for rate years 2012 and 2013. This benchmarking mechanism would adjust the productivity factor that is used when calculating the non-power-cost cap. Exh. CVPS-DPS-l at 5; exh. CVPS-DPS-2 at 5.

9. Under the terms of the MOU, the benchmarking mechanism would utilize a weighted, averaging algorithm that gives consideration to both line miles and customer count. Exh. CVPS-DPS-l at 5 and exhibit B.

10. The benchmarking mechanism would include the following steps:

•	Unitize transmission and distribution ("T&D") expenses on a per-T&D-line-mile basis, and unitize customer and administrative ("C&A") expenses on a per-customer basis;

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•	Separately compare, and rank by quintile, CVPS's T&D costs and C&A costs against the other benchmarked utilities' results to determine two separate "ranking factors";

•	Calculate a weighted average of the two ranking factors, with the weights based on the percentage each type of expense is of the total of both types of expenses.

Exh. CVPS-DPS-2 at 18-19; tr. 1/6/11 at 159-160, 165 (White).

11.      Each ranking factor would adjust the one percent productivity factor, depending upon CVPS's rank within the benchmark peer group and the quintile corresponding to that rank. The following table illustrates the scale of the ranking system:

Peer Group Ranking	Incentive Adjustment
1st Quintile 2nd Quintile 3rd Quintile 4th Quintile 5th Quintile	-100% -50% 0% +50% +100%
Exh. CVPS-DPS-2 at 18.

12.      The benchmarking mechanism will result in an overall adjustment to the one percent productivity factor ranging from -100% to +100%, depending upon the weighted average of the two ranking factors. Exh. CVPS-DPS-2 at 18.

13.      CVPS identified a peer group of 19 other utilities against whose performance CVPS's performance would be compared in the benchmarking mechanism. Exh. CVPS-DPS-2 at 19.

14.      At the time CVPS filed the MOU in this docket, the most recently available Federal Energy Regulatory Commission ("FERC") Form 1 data placed CVPS near the bottom of the fourth quintile with respect to T&D costs, and at the top of the third quintile with respect to C&A costs. Exh. CVPS-DPS-l at exhibit B.

15.      Assuming CVPS's rankings remain the same as they were when the MOU was filed in December 2010, CVPS's productivity factor would be 1.215. Exh. CVPS-DPS-l at exhibit B.

16.      Under the terms of the MOU, the costs associated with major storms would be excluded from CVPS T&D costs used in the new benchmarking mechanism, if the storm costs qualify for deferral under the terms and conditions of the Current Plan. Exh. CVPS-DPS-l at 5.

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17.      Any storm costs deferred by the other utilities in the benchmark peer group would also be excluded from those utilities' T&D costs used in the benchmarking mechanism. This will occur because deferring those costs removes them from the FERC expense accounts used in the benchmarking mechanism. Tr. 1/6/11 at 175 (White); tr. 1/6/11 at 184-186 (Behrns).

18.      If there are multiple types of exogenous costs (as defined in the Current Plan) that cumulatively are greater than $600,000, the amount of costs associated with major storm that would be excluded from the calculation of the new benchmarking mechanism would be proportional. For example, if there were $400,000 in exogenous storm repair costs and $400,000 in exogenous tax expense costs, 50 percent of the total costs above $600,000 (or $100,000) would be excluded when calculating the benchmarking adjustment. Tr. 1/6/11 at 163 (White).

19.      The MOU modifies the Current Plan to remove provisions no longer applicable to the provision of CVPS services and to adopt certain practices employed in the administration of other approved alternative regulation plans. Exh. CVPS-DPS-l at 5.

20.      Under the terms of the MOU, CVPS will work with the DPS to implement the following improvements to the processes associated with the development and review of CVPS's base rate filings:

•
CVPS will furnish its final draft cost of service for rate years 2012 and 2013 to the DPS's consultant at least one week before the November 1 deadline for filing the cost of service with the Board, provided that the consultant provides timely review and comments in accordance with a review schedule to be agreed upon by CVPS and the DPS in advance of the transmittal of the first draft cost of service.

•	CVPS will continue to work in good faith with the DPS's consultant to establish better information flows between the cost-of-service filing and CVPS's supporting worksheets.

Exh. CVPS-DPS-l at 6.

21.      The MOU provides that CVPS would make the full investment in VELCO and Transco available to CVPS in 2010. Exh. CVPS-DPS-l at 4.

22.      CVPS invested approximately $34 million in VELCO and Transco in 2010. This was the full amount of the investment available to CVPS. Tr. 1/6/11 at 49, 68-69 (Keefe).

23. Under the terms of the MOU, CVPS will investigate whether to remove 50 percent of the cost of Director and Officer Liability Insurance from its cost of service in future rate filings.

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Under the MOU, CVPS will report its conclusions with its 2012 base rate filing and will provide support for its recommendation. Exh. CVPS-DPS-1 at 6.

24.      The MOU contains several provisions related to CVPS's 2011 Base Rate Filing. Exh. CVPS-DPS-1 at 3-7.

25.      Because of the MOU's provisions regarding investing in VELCO and Transco, the ROE adjustments, and the potential adjustments that could accrue from the benchmarking mechanism, over the long term, implementation of the MOU is expected to result in a lower cost of service for CVPS than it otherwise would have. Tr. 1/6/11 at 178-179 (Behrns).

C.  Extension of Current Plan

26.      CVPS is currently negotiating a potential replacement for its existing contract to purchase power generated by the Vermont Yankee nuclear power plant ("Vermont Yankee"). Tr. 1/6/11 at 14 (Keefe).

27. Potential power supply counterparties, bond rating agencies, analysts and investors are concerned about whether the Current Plan, and in particular the Power Cost Adjustment Mechanism contained in the Current Plan,12 will be continued through and beyond the expiration of the existing Vermont Yankee contract. Tr. 1/6/11 at 13 (Keefe).

D. ROE

28.      For 2010, CVPS's allowed ROE under the Current Plan was 9.59 percent. Keefe pf. at 7.

29.      Under the ROE adjustment mechanism in the Current Plan, CVPS's ROE was expected to drop to 9.18 percent for 2011. Tr. 1/6/11 at 9-10 (Keefe).

30.      Yields on 10-year Treasury bonds increased approximately 80 points between mid-October 2010 and the end of 201O. Tr. 1/6/11 at 89-90 (Hevert); tr. 1/6/11 at 123 (Hill).
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12.	The Power Cost Adjustment Mechanism is a quarterly adjustment to CVPS's rates based upon the difference between actual power costs and projected power costs included in its rates.

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31.      Had the ROE determination under CVPS's Current Plan been made near the end of 2010 instead of on October 15, 2010, the resulting ROE would have been almost exactly 9.59 percent. Tr. 1/6/11 at 107 (Hevert).

32.      The mechanism in CVPS's Current Plan for adjusting its ROE based on changes in Treasury yields is very rare, if not unique to Vermont utilities. Tr. 1/6/11 at 22 (Keefe).

33.      Yields on 10-year Treasury bonds are currently low. These yields are expected to increase. Cater supp. pf. at 16; tr. 1/6/11 at 23 (Keefe); tr. 1/6/11 at 117 (Hill).

34.      Both CVPS and the DPS performed various analyses using traditional methodologies of estimating required returns. An ROE of 9.45 percent is within the range of the results of the analyses performed by both parties. Hill pf. at 53; Cater supp. pf. at 2; exh. JCC-9.

E.  Additional Modification to the Current Plan

35.      Section III.D. of the Current Plan refers to the filing of a long-term plan for CVPS's retail rate design and service offerings as detailed in its memorandum of understanding with the DPS in Docket 7095. This long-term plan has been filed. Therefore, Section III.D. of the Current Plan should be updated to read:

The Company shall complete the actions approved by the Board in Docket No. 7095, including the implementation of its long-term plan for its retail rate design and service offerings including the additional rate design developments to be developed in accordance with the terms of the CVPS SmartPower Plan approved by the Board in Docket 7612. The Board may require the Company to restore a fixed-price-power option (i) in the event that CVPS ratepayers begin regularly experiencing greater retail price fluctuation, or (ii) after the Company has introduced real-time pricing in conjunction with implementing its CVPS SmartPower program.

Exh. CVPS-3.

IV.   DISCUSSION

CVPS and the DPS have agreed upon several modifications to CVPS's Current Plan, including: (1) extending its duration; (2) altering the methodology for implementing the non-power cost cap contained in the Current Plan; (3) resetting CVPS's allowed ROE; and

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(4) removing provisions no longer applicable to the provision of CVPS services. The Board addresses each of these proposed modifications in turn.

A.  Extension of Plan

In general, consideration of extensions of alternative regulation plans should follow the schedules set forth in those plans. The plans are intended to set out a regulatory framework for a defined period of time. This allows the parties and the Board to evaluate how the plans have been functioning before deciding whether to extend them. Furthermore, adhering to the stated term of an alternative regulation plan serves the purpose of ensuring that the settled expectations of ratepayers receive due regard as well. In CVPS's case, the Current Plan provides that CVPS's future alternative regulation intentions, if any, must be filed by April 15, 2011. However, CVPS filed its request to extend the Current Plan in July 2010, only slightly more than halfway through the Current Plan's term.

As evidenced by the Joint Amendment, the DPS supports CVPS's extension request.

The Board recognizes that CVPS is currently facing a unique situation - its contract to purchase power generated by Vermont Yankee expires in early 2012, only a few months after the Current Plan expires. The Vermont Yankee contract represents a large portion of CVPS's power supply, and replacing this contract is an important project with potentially significant consequences for CVPS and its ratepayers. CVPS has asserted that potential power supply counterparties are concerned regarding whether the Current Plan, and its Power Cost Adjustment Mechanism, will be extended.

The Board is not persuaded that, under ordinary circumstances, contractual stakeholders' concerns regarding the expiration of a utility's alternative regulation plan justify premature extension of the plan. Nevertheless, in light of CVPS's unique situation due to the expiration of the Vermont Yankee contract and that contract's significance for the Company, the Board approves CVPS's early request to extend the Current Plan until December 31, 2013.

However, the Board is concerned that the petition represents the third set of amendments to CVPS's alternative regulation plan that the Company has proposed, despite the fact that the Original Plan took effect November 1, 2008, and was not scheduled to terminate until December

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31, 2011. The purpose of a three-year term is to provide a stable regulatory framework that is fair to both ratepayers and shareholders. The Board expects that its Order today will provide such a framework through the end of 20 13.

B.  Non-Power-Cost Cap Methodology

CVPS and the DPS have agreed upon two changes to the non-power-cost cap methodology contained in CVPS's current plan. First, they have agreed that the Current Plan should be modified so that the calculation of the non-power-cost cap excludes the impact of changes in the ROE. The effects of changes in the allowed ROE in accordance with the annual adjustment are outside of CVPS's control. The Board concludes it is reasonable for such changes in ROE to be excluded from the calculation of CVPS's non-power-cost cap.

Second, CVPS and the DPS have agreed to a new benchmarking mechanism that would affect the productivity factor that is used to calculate the non-power-cost cap.13 This mechanism does have some positive features such as the symmetrical nature of the adjustments (i.e., the adjustments range from +100% to -100%, depending upon the quintiles CVPS is located in). However, given CVPS's current values for T&D expense per T&D line mile and customer and administrative expense per customer compared to those of the identified peer group, it appears there is little potential for CVPS to move among quintiles.14 Therefore the practical benefit of the benchmarking mechanism in terms of encouraging increased efficiency is unclear to us at this time. However, the Board recognizes that benchmarking is a relatively new concept in Vermont electric utilities' alternative regulation plans; the Board finds there is some potential value in exploring this approach on a trial basis. Therefore, the Board concludes it is reasonable to approve the benchmarking mechanism agreed to by the DPS and CVPS despite our reservations. However, if the parties wish to continue using this (or any other) benchmarking mechanism in a future alternative regulation plan after December 31, 2013, they must make a stronger showing of potential benefits than they did in the instant proceeding.
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13.	See findings 8-17 for a detailed description of the agreed-upon benchmarking mechanism.

14.	Tr. 1/6/11 at 173-175 (White).

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At the technical hearing, CVPS clarified two aspects of the benchmarking mechanism. First, CVPS explained that when the term "total non-power cost" is used in the Joint Amendment's description of the benchmarking mechanism's methodology, it was intended to refer to the sum of the costs in the T&D expense and customer and administrative expense categories, not to all non-power costs included in the non-power-cost cap.15 Second, CVPS clarified how it would be determined which storm restoration costs would be excluded from the T&D expense costs used in the benchmarking mechanism.16 The proposed language of the non-power cost benchmarking adjustment should be modified to clarify these points. Therefore, if both parties accept the terms of this Order, CVPS should include such modified language in the Amended Plan to be filed with us.

C.  Allowed ROE

CVPS and the DPS have agreed that CVPS's allowed ROE should be reset to 9.59 percent for 2011. This is the same as CVPS's allowed ROE for 2010 under the Current Plan, and an increase of 0.41 percent from CVPS's allowed ROE for 2011 under the Current Plan. In addition, CVPS and the DPS have agreed that CVPS's allowed ROE for 2012 would be calculated from a starting point of 9.45 percent.

Neither Vermont law nor regulatory precepts prescribe a methodology for setting an appropriate ROE. All that is required of us is to authorize an ROE that is fair and reasonable.

In this proceeding, CVPS has testified that the mechanism in CVPS's Current Plan for adjusting its ROE based on changes in Treasury yields is very rare, if not unique to Vermont utilities. Furthermore, the mechanism was put in place shortly before the severe global financial crisis in 2009; the crisis and measures taken to address the crisis may have resulted in the mechanism operating in a manner that could not have been reasonably anticipated at the time it was implemented. In addition, while Treasury yields are currently low, they did increase by approximately 80 basis points during the last two-and-a-half months of 2010. Therefore, the
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15.	Tr. 1/6111 at 165 (White).

16.	Tr. 1/6/11 at 161-164 (White).

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Board reviewed traditional cost-of-capital analyses to determine whether CVPS's ROE should be reset.

Both CVPS and the DPS conducted such analyses in this proceeding. These analyses produced a range of 7.50 to 11.48 percent, although all witnesses agreed that the bottom of this range is unlikely to represent investor equity-return expectations.17 The agreed-upon ROE of 9.59 percent is within this range.

After reviewing all the evidence in this proceeding, the Board finds that the parties have not made an adequate showing to support resetting CVPS's ROE for 2011 to 9.59 percent. They have, however, provided sufficient support for increasing CVPS's ROE for 2011 above the current 9.18 percent. Since the parties have agreed that 9.45 percent should be the starting point for calculating CVPS's ROE for 2012, and 9.45 percent is within the range of the results of the analyses performed by both parties, the Board concludes that it is reasonable and appropriate to reset CVPS's ROE for 2011 to 9.45 percent.

D. Other Modifications

CVPS and the DPS have also agreed on several minor modifications to the Current Plan that would remove provisions no longer applicable to the provision of CVPS services. In addition, in response to a Board record request at the technical hearing, CVPS has proposed a modification to Section III.D. of the Current Plan regarding the filing of a long-term plan for CVPS's retail rate design and service offerings.18

It is important for a utility's alternative regulation plan to be as clear and understandable to ratepayers as possible. Removing outdated provisions improves a plan's readability and reduces the potential for confusion. Therefore, the Board concludes that all these minor modifications are appropriate.

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17.
Hill pf. at 53-54; exh. CVPS-JCC-9; Hevert reb. pf. at 8. The DPS presented the lowest estimate of a reasonable current cost of equity for comparable utilities. This estimate ranged from 9.0% to 9.75%. Hill pf. at 54.

18.	See, finding 38, above, for the specific language proposed by CVPS.

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E.  Additional MOU Provisions

The MOU includes two additional provisions related to the future administration of the Amended Plan. Specifically, the MOU provides that: (1) CVPS will include a report with its 2012 Base Rate Filing on whether to remove 50 percent of the cost of Director and Officer Liability Insurance from its cost of service in future rate filings; and (2) CVPS will work with the DPS to implement specific improvements to the processes associated with the development and review of CVPS's base rate filings. Both provisions are reasonable, and are hereby approved.

The Board is particularly pleased by the parties' agreement regarding improvements to the processes associated with the development and review of CVPS's base-rate filings. Alternative regulation provides for a streamlined annual base-rate regulatory review process. However, this presents challenges; the DPS's consultant has repeatedly expressed dissatisfaction with the limited time available to him to conduct his review. In addition, the Board requires adequate time to independently assess whether to allow a proposed base-rate filing to take effect without investigation or to open a proceeding. These improvements to the processes associated with the development and review of CVPS's base rate filings will help the DPS and the Board review CVPS's base-rate filings.

F.  Effect of This Proceeding on Docket 7694

The MOU also includes provisions related to CVPS's 2011 Base Rate Filing which, at the time the MOU was filed, the Board was reviewing as Tariff Filing No. 8191. Because the Board has since allowed the Base Rate Filing to go into effect, there is no need to rule on those provisions of the MOU in this proceeding.

However, the Board's decision today regarding CVPS's allowed ROE for 2011, and the fact that CVPS made its full investment in VELCO and Transco in 2010, will affect CVPS's cost of service for 2011. Therefore, these developments will require consideration in the Board's investigation into CVPS's current rates, which is the subject of Docket 7694.

In addition, CVPS and the DPS have filed positions in this proceeding regarding whether the Board could, and should, implement the rates resulting from the MOU so as to be effective January 1, 2011. Because the Board has determined that CVPS's allowed ROE for 2011 should

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be different from that provided for in the MOU, the appropriate rate increase for CVPS for 2011 will also be different from that provided for in the MOU. Therefore, if both parties accept the terms of this Order, it will be necessary to calculate the appropriate rate increase. This is best done in Docket 7694. Similarly, the issue of how to implement the resulting rate change (assuming it would change CVPS's current rates) is also best addressed in Docket 7694.19 Therefore, the Board does not rule today on whether it has the legal authority to implement revised rates effective January 1, 2011, or, if so, whether such an outcome is in the public interest.

V.   CONCLUSION

In this Order, the Board approves further amendments to the Current Plan that:

(1) extend its duration; (2) alter the methodology for implementing the non-power-cost cap contained in the Current Plan; (3) reset CVPS's allowed ROE; and (4) remove provisions no longer applicable to the provision of CVPS services. These amendments are consistent with the terms of the MOU, except that the Board approves an ROE for CVPS for 2011 of 9.45 percent, rather than the 9.59 percent contained in the MOU.

The Board does not rule in this Order on the MOU provisions related to CVPS's 2011 Base Rate Filing because the Board has already allowed the Base Rate Filing to go into effect. However, its decision today regarding CVPS's allowed ROE for 2011, and the fact that CVPS made its full investment in VELCO and Transco in 2010 as required by the MOU, will affect the Board's investigation into CVPS's current rates, which is the subject of Docket 7694.

The MOU provides that if the Board fails to approve the MOU "substantially in its entirety," the parties' agreements therein will terminate if so requested by either party.20 Therefore, the Board directs CVPS and the DPS to file a notice with the Board, within two weeks of the date of this Order, stating whether they accept the terms of this Order, or whether they

________________________

19.      The Board will convene a status conference in Docket 7694 shortly to set a schedule for addressing these issues.

20.      Exh. CVPS-DPS-l at 8.

Docket No. 7627	Page 17

wish to continue contested case proceedings on the amendments proposed in the petition, and to take the case where it lay prior to the parties' settlement.

If both parties accept the terms of this Order, the Board will require CVPS to file, within three weeks of the date of this Order, a revised version of the Current Plan that is consistent with the terms of this Order.

VI.   ORDER

IT IS HEREBY ORDERED, ADJUDGED AND DECREED by the Public Service Board ("Board") of the State of Vermont that:

1. The amendments to Central Vermont Public Service Corporation's ("CVPS") Alternative Regulation Plan ("Current Plan") that were filed by CVPS on December 28, 2010 ("Joint Amendment"), are approved, except as provided in Paragraphs 2 and 3, below.

2. CVPS's allowed return on equity for 2011 shall be 9.45 percent.

3. CVPS shall modify the proposed language of the non-power-cost benchmarking adjustment to clarify: (l) that when the term "total non-power cost" is used in the Joint Amendment's description of the benchmarking mechanism's methodology, it was intended to refer to the sum of the costs in the transmission and distribution expense and customer and administrative expense categories, not to all non-power costs included in the non-power-cost cap; and (2) how it will be determined which storm restoration costs would be excluded from the Transmission & Distribution expense costs used in the benchmarking mechanism.

4. Within two weeks of the date of this Order, CVPS and the Vermont Department of Public Service ("DPS") shall inform the Board whether they accept the terms of this Order, or whether they wish to continue contested case proceedings on the amendments proposed in the petition, and to take the case where it lay prior to the parties' settlement.

5. If both parties accept the terms of this Order, CVPS shall file, within three weeks of the date of this Order, a revised version of the Joint Amendment that is consistent with the terms of this Order.

Docket No. 7627	Page 18

Dated at Montpelier, Vermont, this      3rd      day of    March          , 2011.

s/ James Volz	)
	)	PUBLIC SERVICE
)
s/ David C. Coen	)	BOARD
)
	)	OF VERMONT
s/ John D. Burke	)

A TRUE COPY
OFFICE OF THE CLERK

FILED: March 3, 2011

ATTEST:   s/ Susan M. Hudson
Clerk of the Board

NOTICE TO READERS: This decision is subject to revision of technical errors. Readers are requested to notify the Clerk of the Board (by e-mail, telephone, or in writing) of any apparent errors, in order that any necessary corrections may be made. (E-mail address: psb.clerk@state.vt.us)

Appeal of this decision to the Supreme Court of Vermont must be filed with the Clerk of the Board within thirty days.  Appeal will not stay the effect of this Order, absent further Order by this Board or appropriate action by the Supreme Court of Vermont.  Motions for reconsideration or stay, if any, must be filed with the Clerk of the Board within ten days of the date of this decision and order.